Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Jeff Beckman Levi Strauss & Co. (415) 501-1698
LEVI STRAUSS & CO. ELECTS FERNANDO AGUIRRE TO ITS BOARD
SAN FRANCISCO (July 21, 2010) – Levi Strauss & Co. (LS&Co.) today announced the election of Fernando Aguirre, chairman, president and chief executive officer of Chiquita Brands International, Inc., to its board of directors effective October 1.
“Throughout his career, Fernando has successfully led large, global consumer brands,” said LS&Co. Chairman Richard Kauffman. “He understands how to translate consumer insights into strategies that drive growth across cultures. Fernando’s experience as a successful brand-builder and global leader will bring tremendous insights to our board deliberations.”
Aguirre, 52, joined Chiquita Brands International, Inc., in 2004. Since taking over as Chiquita’s CEO, he has led the company’s strategic business transformation, leveraging the strong equity of the company’s brands around the world, expanding into new markets and products and acquiring other top food companies to secure Chiquita’s position as an international leader in fresh foods. Before joining Chiquita, Aguirre spent 23 years at Procter & Gamble Company in a number of senior leadership roles where he managed multimillion-dollar global consumer businesses and help set the company’s global strategic direction as a member of its Global Leadership Council. He earned his B.S. in Business Administration at Southern Illinois University.
“I am excited to join the Levi Strauss & Co. board of directors and help contribute to the legacy of this iconic company,” said Aguirre. “My experience leveraging powerful, trusted brands around the world is a good fit with Levi Strauss & Co.’s strategic growth plans. I hope to bring meaningful experience and insights to the work of the Levi Strauss & Co. board.”
Levi Strauss & Co. is one of the world’s largest branded apparel companies and the global leader in jeanswear, marketing its products in more than 110 countries worldwide. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers® and Signature by Levi Strauss & Co.™ brands. Levi Strauss & Co. reported fiscal 2009 net revenues of $4.1 billion. For more information, go to http://levistrauss.com.
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